AMERISERVE WILL EXIT CHICK-FIL-A BUSINESS

DALLAS, May 5--AmeriServe announced today that it will end distribution services to approximately 900 Chick-fil-A restaurants, effective June 10, 2000. Chick-fil-A represents less than 5 percent of AmeriServe's current annual revenue.

"While we regret losing Chick-fil-A as a customer, as we continue to restructure AmeriServe to meet today's needs, we remain one of the largest distributors of food and supplies to the fast-food industry, serving more than 17,000 leading quick service restaurants nationwide," said Ron Rittenmeyer, president and chief executive officer of AmeriServe.

"Thanks to the efforts of AmeriServe employees, our recent operations reflect improvement in service and productivity. We continue to work hard to provide the quality and efficiency our customers expect and deserve," said Rittenmeyer.

AmeriServe, headquartered in Addison, Texas, a suburb of Dallas, is one of the nation's largest distributors specializing in chain restaurants, serving leading quick service systems such as KFC, Long John Silver's, Pizza Hut and Taco Bell.